Reinstatement Premium Protection Additional Layer Reinsurance Contract

Effective: August 29, 2008

issued to

Federated National Insurance Company
Lauderdale Lakes, Florida

Reinstatement Premium Protection Additional Layer
Reinsurance Contract
Effective: August 29, 2008

issued to

Federated National Insurance Company
Lauderdale Lakes, Florida

Reinsurer	Participation
Allianz Risk Transfer	100.0%
Total	**100.0%**

Table of Contents

Reinstatement Premium Protection Additional Layer
Reinsurance Contract
Effective: August 29, 2008

issued to

Federated National Insurance Company
Lauderdale Lakes, Florida
(*hereinafter referred to as the* "Company")

by

The Subscribing Reinsurer(s) Executing the
Interests and Liabilities Agreement(s)
Attached Hereto
(*hereinafter referred to as the* "Reinsurer")

Article I - Coverage

By this Contract the Reinsurer agrees to indemnify the Company for 100% of any reinstatement premium which the Company pays or becomes liable to pay as a result of loss occurrences commencing during the term of this Contract under the Company's Additional Layer Excess Catastrophe Reinsurance Contract, effective August 29, 2008 (hereinafter referred to as the "Original Contract"), subject to the terms, conditions and limitations hereinafter set forth.

Article II - Commencement and Termination

A. This Contract shall become effective at 12:01 a.m., Eastern Standard Time, August 29, 2008, with respect to reinstatement premium payable by the Company under the Original Contract as a result of losses arising out of loss occurrences commencing at or after that time and date, and shall remain in force until 12:01 a.m., Eastern Standard Time, July 1, 2009.

B. Notwithstanding the provisions of paragraph A above, the Company may terminate a Subscribing Reinsurer's percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur:

   1. The Subscribing Reinsurer's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's accounting system) at the inception of this Contract has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) 12 months prior to that date; or

   2. The Subscribing Reinsurer's policyholders' surplus (or its equivalent under the Subscribing Reinsurer's accounting system) at any time during the term of this Contract has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) at the date of the Subscribing Reinsurer's most recent financial

statement filed with regulatory authorities and available to the public as of the inception of this Contract; or

3. The Subscribing Reinsurer's A.M. Best's rating has been assigned or downgraded below A- and/or Standard and Poor's rating has been assigned or downgraded below BBB+; or

4. The Subscribing Reinsurer has become merged with, acquired by or controlled by any other entity or individual(s) not controlling the Subscribing Reinsurer's operations previously; or

5. A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

6. The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

7. The Subscribing Reinsurer has reinsured its entire liability under this Contract without the Company's prior written consent; or

8. The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business.

C. If this Contract is terminated or expires while a loss occurrence covered hereunder is in progress, the Reinsurer's liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss occurrence had occurred prior to the termination or expiration of this Contract, provided that no part of such loss occurrence is claimed against any renewal or replacement of this Contract.

Article III - Concurrency of Conditions

A. It is agreed that this Contract will follow the terms, conditions, exclusions, definitions, warranties and settlements of the Company under the Original Contract, which are not inconsistent with the provisions of this Contract.

B. The Company shall advise the Reinsurer of any material changes in the Original Contract which may affect the liability of the Reinsurer under this Contract.

Article IV - Premium

A. As premium for the reinsurance coverage provided hereunder for the term of this Contract, the Company shall pay the Reinsurer the product of the following:

1. A Reinstatement Factor of 1.125; times

2. The Final Adjusted Rate on Line of the Original Contract; times

3. An amount equal to 100% reinsurance placement percentage under the Original Contract of the final adjusted premium paid by the Company for the Original Contract.

"Final Adjusted Rate on Line" as used herein shall mean an amount equal to a 100% reinsurance placement percentage under the Original Contract of the final adjusted premium paid by the Company for the Original Contract divided by the "Reinsurer's Per Occurrence Limit" under the Original Contract.

B. The Company shall pay the Reinsurer a deposit premium of $112,500, in four equal installments of $28,125, on September 1 and October 1 of 2008, and January 1 and April 1 of 2009. However, in the event this Contract is terminated, there shall be no deposit premium installments due after the effective date of termination.

C. As promptly as possible after the end of the first three calendar quarters hereunder, and on or before June 30, 2009, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder for the term of this Contract as of the end of the calendar quarter, computed in accordance with paragraph A above. As respects the final calendar quarter only, any additional premium due the Reinsurer or return premium due the Company shall be remitted promptly, and no later than August 31, 2009.

Article V - Loss Notices and Settlements

A. Whenever reinstatement premium settlements made by the Company under the Original Contract appear likely to result in a claim hereunder, the Company shall notify the Reinsurer. The Company will advise the Reinsurer of all subsequent developments relating to such claims that, in the opinion of the Company, may materially affect the position of the Reinsurer.

B. All reinstatement premium settlements made by the Company under the Original Contract, provided they are within the terms of the Original Contract and within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable within 10 days of receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

Article VI - Late Payments

A. The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B. In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (BRMA 23A) (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

   1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2. 1/365ths of the six-month United States Treasury Bill rate as quoted in *The Wall Street Journal* on the first business day of the month for which the calculation is made; times

3. The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C. The establishment of the due date shall, for purposes of this Article, be determined as follows:

1. As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2. Any claim or loss payment due the Company hereunder shall be deemed due 10 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 10 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph C, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 10 days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D. Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E. Interest penalties arising out of the application of this Article that are $1,000 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Article VII - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Article VIII - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.

Article IX - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article X - Currency (BRMA 12A)

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article XI - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article XII - Federal Excise Tax (BRMA 17D)

A. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B. In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article XIII - Reserves

A. The Reinsurer agrees to fund its share of amounts, including but not limited to, the Company's ceded unearned premium and outstanding loss reserves (being the sum of all reinstatement premiums paid by the Company under the Original Contract but not yet recovered from the Reinsurer, plus the Company's reserves for reinstatement premium due under the Original Contract, if any) by:

1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2. Escrow accounts for the benefit of the Company; and/or

3. Cash advances;

if the Reinsurer:

1. Is unauthorized in any state of the United States of America or the District of Columbia having jurisdiction over the Company and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved; or

2. Has an A.M. Best Company's rating equal to or below B++ at the inception of this Contract.

The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1. To reimburse itself for the Reinsurer's share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

2. To reimburse itself for the Reinsurer's share of reinstatement premiums paid by the Company under the terms of the Original Contract, unless paid in cash by the Reinsurer;

3. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

4. To fund a cash account in an amount equal to the Reinsurer's share of amounts, including, but not limited to, any ceded unearned premium and/or outstanding loss reserves (being the sum of all reinstatement premiums paid by the Company under the Original Contract but not yet recovered from the Reinsurer, plus the Company's reserves for reinstatement premiums due under the Original Contract, if any) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

5. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of amounts, including but not limited to, the Company's ceded unearned premium and/or outstanding loss reserves (being the sum of all reinstatement premiums paid by the Company under the Original Contract but not yet recovered from the Reinsurer, plus the Company's reserves for reinstatement premiums due under the Original Contract, if any), if so requested by the Reinsurer.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

Article XIV - Insolvency

A. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

C. It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

Article XV - Arbitration (BRMA 6J)

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.

Article XVI - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article XVII - Governing Law (BRMA 71B)

This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

Article XVIII - Intermediary (BRMA 23A)

Benfield Inc. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Benfield Inc. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Lauderdale Lakes, Florida, this 9 day of September in the year 2008.

[signature]

Federated National Insurance Company

BENFIELD

Interests and Liabilities Agreement

of

Allianz Risk Transfer
Zurich, Switzerland
(*hereinafter referred to as the "Subscribing Reinsurer"*)

with respect to the

Reinstatement Premium Protection Additional Layer Reinsurance Contract
Effective: August 29, 2008

issued to and duly executed by

Federated National Insurance Company
Lauderdale Lakes, Florida

The *Subscribing Reinsurer* hereby accepts a 100% share in the interests and liabilities of the "Reinsurer" as set forth in the attached Contract captioned above.

This Agreement shall become effective at 12:01 a.m., Eastern Standard Time, August 29, 2008, and shall remain in force until 12:01 a.m., Eastern Standard Time, July 1, 2009, unless earlier terminated in accordance with the provisions of the attached Contract.

The *Subscribing Reinsurer's* share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the *Subscribing Reinsurer* shall in no event participate in the interests and liabilities of the other reinsurers.

In Witness Whereof, the *Subscribing Reinsurer* by its duly authorized representative has executed this Agreement as of the date undermentioned at:

Zurich, Switzerland, this _______ day of ___________________________ in the year ________.

____
Allianz Risk Transfer